UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2007

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 3, 2007, ICF International, Inc. (the “Company” or “ICF”), ICF Consulting Group, Inc. (“ICF Consulting”), and various other subsidiaries of the Company, as co-borrowers (collectively, the “Borrowers”), modified their existing credit agreement by entering into a Fifth Modification to the Amended and Restated Business Loan and Security Agreement and other Loan Documents, with Citizens Bank of Pennsylvania, as Lenders’ Agent and their other lenders (the “Fifth Amendment”). The following primary changes were made pursuant to the Fifth Amendment: (i) the Agent and Lenders consented to the Borrowers’ acquisition of Simat, Helliesen & Eichner, Inc. (“SH&E”) pursuant to the terms of the Merger Agreement (as defined in Item 2.01 below); (ii) the maximum principal amount of Facility A was increased by Twenty Million Dollars, from Ninety-Five Million Dollars to One-Hundred Fifteen Million Dollars; (iii) the modification of the interest rate charged on amounts advanced under Facility A; and (iv) the amendment of certain other terms and provisions set forth in and/or contemplated by the loan agreement.

The description of the Fifth Amendment is qualified in its entirety by the full text of the Fifth Amendment attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On December 3, 2007, ICF Consulting completed its acquisition of SH&E pursuant to an Agreement and Plan of Merger and Reorganization dated November 9, 2007, by and among ICF Consulting, ICF, ICF Consulting Group Acquisition, Inc., SH&E, and other parties named therein (the “Merger Agreement”). Under the terms of the Merger Agreement, among other things, ICF paid an aggregate purchase price of approximately $51.0 million, comprised of the following: (i) a net closing cash amount of approximately $40.7 million, subject to a working capital adjustment and further reduced by any unpaid SH&E expenses relating to the merger transaction and an amount up to $800,000 to be held by the stockholders’ representative for expenses; (ii) the remainder of a $1.0 million escrow intended to cover the amount by which the working capital of SH&E immediately prior to the merger closing was less than a target working capital amount; (iii) the remainder of a $5.0 million escrow intended to fund any indemnification claims of ICF and ICF Consulting with respect to the breach of representations, warranties and covenants of SH&E and its stockholders in the Merger Agreement; (iv) the amount of SH&E’s accounts receivable immediately prior to the merger closing collected after closing through December 31, 2008 that is in excess of SH&E’s accounts receivable net of reserves as reflected on its balance sheet immediately prior to closing, as reduced by related tax liabilities of ICF on such collections; and (v) approximately $4.3 million in respect of SH&E’s redemption prior to closing of shares of its common stock held in its Employee Stock Ownership Plan.

The description of the Merger Agreement is qualified in its entirety by the full text of the agreement attached as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any factual information about ICF, ICF Consulting or SH&E. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in the disclosure schedules provided by ICF and SH&E to the other party in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between ICF and SH&E, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about ICF or SH&E.

Item 8.01	Other Events

On December 3, 2007, the Company issued a press release announcing the acquisition of SH&E. A copy of the release is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired

As permitted by Item 9.01(a)(4) of Form 8-K, ICF will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(b) Pro forma financial information

As permitted by Item 9.01(b)(2) of Form 8-K, ICF will, if required, file the financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(c) Shell company transactions

Not applicable.

(d) Exhibits

2.1	Merger Agreement dated as of November 9, 2007 by and among ICF International, Inc., ICF Consulting Group, Inc., ICF Consulting Group Acquisition, Inc., Simat, Helliesen & Eichner, Inc., and Other Parties Named Herein

10.1	Fifth Modification to Amended and Restated Business Loan and Security Agreement and Other Loan Documents, dated December 3, 2007

99.1	Press Release Dated December 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: December 7, 2007	By:	/s/ Judith Kassel
Judith Kassel
General Counsel and Secretary

Exhibit Index

Exhibit No.	Document
2.1	Merger Agreement dated as of November 9, 2007 by and among ICF International, Inc., ICF Consulting Group, Inc., ICF Consulting Group Acquisition, Inc., Simat, Helliesen & Eichner, Inc., and Other Parties Named Herein

10.1	Fifth Modification to Amended and Restated Business Loan and Security Agreement and Other Loan Documents, dated December 3, 2007

99.1	Press Release Dated December 3, 2007